RAND LOGISTICS, INC.

                          2007 Year-End Conference Call
                                  July 2, 2007
                                   9:00 AM ET

Operator:         Good morning & welcome ladies and gentlemen to the Rand
                  Logistics Fiscal 2007 Year-End Conference Call. At this time I would like to inform you that this conference is being recorded and that all participants are in a "listen only" mode. At the request of the Company we will open the conference up for Questions & Answers after the presentation.

                  This conference call may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Rand Logistics and its operating subsidiaries. Forward-looking statements are statements that are not historical facts, but instead statements based upon the current beliefs and expectations of management of Rand Logistics. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the results included in such forward-looking statements.

                  At this time, it is my pleasure to turn the conference over to Ed Levy, President. Please go ahead Sir.

Ed Levy: Thank you operator. Good morning everyone, and thank you for joining us for Rand's Fiscal 2007 Year-End conference call. After my opening remarks, Scott Bravener, President & CEO of Lower Lakes, will discuss operational highlights for Fiscal 2007. Then Joe McHugh, CFO of Rand, will cover some financial highlights. Finally, I will make some comments about the first quarter of '08, and the labor dispute between Wisconsin & Michigan Steamship and the American Maritime Officers Union, and then we will open up the call for questions.

                  Rand had a strong fiscal 2007, which represents the first full fiscal year subsequent to the Lower Lakes acquisition. We achieved solid revenue growth of 40%, by successfully implementing a major new time charter agreement in August 2006. Excluding positive EBITDA from the Variable Interest Entity and Rand public company expenses, we achieved EBITDA growth of over 10% in the Lower Lakes entities despite certain one time repair-related expenses that impacted our profitability as well as the inclusion of finance charges paid as part of the time charter agreement. Our consolidated EBITDA reflects greater fixed winter lay-up costs due to the inclusion of the three time chartered vessels, the impact of the Variable Interest Entity and the incremental G&A costs associated with being a public company.

                  Now I'd like to turn the call over to Scott. Scott?

Scott Bravener:   Thanks Ed.

                  While we were pleased with our fiscal 2007 operating results, we still believe we have opportunities for improvement, particularly within our US fleet. Our Fiscal 2007 revenue grew by $21.4 million, or 40%, compared with our pro forma Fiscal 2006 revenues. This growth was driven primarily by four factors:

                  First, as you all know, on August 1, we entered into a time charter agreement with Wisconsin & Michigan Steamship Company for the exclusive use of three self-unloading bulk carriers. During the eight month period that the new time charter was in effect in fiscal year 2007, the three vessels contributed over $14 million to our revenues and were modestly dilutive to our EBITDA. This time charter has substantially expanded our shipping capacity, and further strengthened the Company's market position.

                  Second, utilization rates as measured by vessel operating days. Total sailing days increased 22% to 2,714 days, including 507 days from our three time chartered vessels. Excluding the three new time chartered vessels, our vessel operating days decreased 1% to 2,207 days in fiscal 2007, primarily due to lost time resulting from certain repairs during our third quarter. These repairs included an emergency dry-docking for a vessel that struck an unidentified underwater object at a customer's facility in November, which was followed by an engine failure on that same vessel in December. These two incidents cost the Company 27 sailing days and repair costs of $360,000 net of insurance reimbursements.

                  Third, revenue growth was driven by rate increases realized from our long-term contracts, scheduling efficiencies, and increased fuel surcharges due to higher fuel costs during the current fiscal year.

                  Finally, our revenues continued to benefit from the steady growth in demand for transportation services on the Great Lakes, and the essentially fixed industry capacity that is available. While we did notice some softening in the iron ore market in the third quarter of fiscal 2007, this softening appears to have eased thus far in this sailing season. Nonetheless, this cargo represents less than 10% of our total tonnage. Given the prohibitive cost associated with building new capacity, without a material increase in rates, we believe that the trend of overall demand continuing to exceed available industry capacity should continue for the foreseeable future.

                  Operationally, I was pleased that we were able to achieve improvements in our operating performance within our Canadian fleet. Our four Canadian vessels met both our operational and profit targets. But for the emergency dry-docking for a vessel that struck an unidentified underwater object at a customer's facility in November, and the engine failure on that same vessel in December, our Canadian fleet would have reported its most successful year ever.

                  While profits in our US operations in Fiscal 2007 exceeded those of fiscal 2006, I see significant room for operational and profit improvement from these vessels. For example, mechanical difficulties in our U.S. fleet during fiscal 2007 resulted in our exceeding our expense budget by $875,000, or 170%. These overruns were clearly unacceptable and we took actions to eliminate them, including improving employee training, increasing the number of engineering superintendents, increasing our focus on planned maintenance and making capital investments this past winter to improve the operating reliability of our equipment. These actions have resulted in operating improvements realized thus far in fiscal 2008.

                  Despite the recently disclosed lay-up of our three time chartered vessels beginning in May due a work stoppage by the American Maritime Officers Union against WMS, we are working diligently to meet our customers' shipping requirements. Notwithstanding the work stoppage, to date, we have been able to satisfy our customers shipping requirements. I am pleased with the operating results for our first fiscal year under Rand's ownership. Our Canadian fleet operated very well, and I see an opportunity for significant operating improvements in our U.S. fleet, and I am excited by the capacity expansion afforded by the WMS time charter agreement. I'll now turn the call over to Joe.

                  Joe?

Joe McHugh:       Thanks Scott. I'm sure you've all read through our fiscal 2007 news release and possibly even our 10-K filed on Friday, so
                  I'm not going to reiterate all of the numbers.

                  I would like to clarify the Variable Interest Entity. GAAP requires that we consolidate the Variable Interest Entity that time charters three vessels to Rand, even though we do not have any ownership interest in that entity. For purposes of our financial statements included in our news release and 10-K, the consolidation does not impact our consolidated revenues due to eliminations, however it does affect reported expenses and earnings, as well as certain balance sheet values including indebtedness. For more information, please review Footnote # 28 in our 10-K entitled "Minority Interest," which shows the impact of consolidating WMS as a Variable Interest Entity.

                  Excluding the VIE and Rand's public company expenses, EBITDA increased 10% in fiscal year 2007 to $7.4 million for the Lower Lakes Entities, including the vessels operated under the time charter with Wisconsin and Michigan Steamship. It should be noted, however, that the full year EBITDA for the Lower Lakes Entities was negatively impacted by finance charges of $1.2 million included as part of our time charter payments to Wisconsin and Michigan Steamship. In addition, EBITDA for the Lower Lakes Entities was adversely affected by one time operational issues of $1.6 million, which includes among other items, the aforementioned incident at the customer's dock, the engine failure, and the overage in repair expenses to budget in the US fleet.

                  Total G&A expenses increased $3.8 million to $8.1 million, including an increase of $2.95 million at Rand. Rand's cost of public company G&A expenses were $3.8 million in fiscal 2007, including $1.4 million of one-time items, certain of which were non cash. It is our goal in the future to maintain cash expenses at the Rand level at between $2.7 and $3.0 million per year.

                  Given the value of replacing our vessels, we elected to significantly increase our capital budget to extend the useful life of our boats. In fiscal 2007, capital expenditures were $11.6 million, including three dry-dock surveys totaling $2.7 million, over $4.0 million of capital expenditures to extend the useful life of the fleet, and $2.2 million to buyout the Manistee lease.

                  During our first fiscal quarter of fiscal 2008, we have received $8.6 million in proceeds from the previously announced discounted warrant exercise program which ends July
                  9. Part of the proceeds of the discounted warrant exercise proceeds were used to pay down the revolver portions of our Senior debt, thus reducing interest expense. We continue to have ample liquidity to meet our working capital needs.

                  Now I'd like to turn it back to Ed. Ed?

Ed Levy:          Thanks Joe.
                  With regard to the first quarter of fiscal '08, although the 2007 sailing season started more slowly than recent years due to unusually cold and wet weather through April that impacted some of our customers' operations, overall demand for our services remained steady with demand in our Canadian markets remaining robust. Notwithstanding the slow start to the season, in the first quarter of fiscal 2008, we were able to operate the 3 vessels under time charter for over one month before the work stoppage, and our base business' revenues benefited from increased rates associated with newly signed contracts. However, while we generated approximately one month's revenues with the three time chartered vessels, we incurred finance charges and administrative costs for the entire quarter. With regard to the operational performance of our base business, as Scott mentioned, we did begin to see improvements in our U.S. Fleet's operating efficiency during the first quarter.

                  Longer-term, we believe that overall demand on the Great Lakes should continue to exceed available market capacity for the foreseeable future. Additionally, we remain focused on building upon our strong base business and are actively pursuing opportunities. We are supportive of WMS in their efforts to resolve their work stoppage and continue to closely monitor the situation and actively evaluate our options. With that said, operator, could you please begin the Q&A portion of the call?

Operator:         Thank you. The question and answer session will begin at this time. If you're using a speakerphone please pick up the handset before pressing any numbers. Should you have a question please press star 1 on your push button telephone. If you wish to withdraw your question please press star 2. Your question will be taken in the order that it is received.
                  Please stand by for your first question. Once again that is star 1 on your push button telephone to ask a question.

                  Our first question.

Q&A

Q&A

Q&A

Operator:         Once again ladies and gentlemen if you would like to ask a question please press star 1 on your telephone keypad. At this time there are no additional questions. I will now turn the call back over to Mr. Levy.

Ed Levy: Thank you very much operator. We continue to be optimistic about Rand's long term prospects. We thank you all for your interest in Rand and we look forward to speaking to all of you during our next call. Thank you operator and thank you all.

Operator:         Thank you sir. This concludes our conference call for today.
                  Thank you all for participating and have a nice day. All parties may now disconnect.

                                       END